United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
                           UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-29735

                            Paper Computer.com, Inc.

24843  Del  Prado,  Suite  318,  Dana  Point  California          92629
(Address of principal executive offices)                              (Zip Code)

(Title  of  each  class  of  securities  covered  by  this  Form):  Common Stock

Securities  registered  pursuant  to  Section  12(g)  of  the  Act: Common Stock

Other  classes  of  securities  with  duty to file under section 13(a) or 15(d):
None.

[X]  Rule  12g-4(a)(1)(i)  Class  held  of  record  by  less  than  300 persons.

[X] Rule 12g-4(a)(1)(ii) Class held of record by less than 500 persons/total assets less than $10,000.

Approximate  number of holders of record as of the certification or notice date:
200

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to signed on its behalf by the undersigned, thereunto authorized.

Dated:  June  12,  2001
                            Paper Computer.com, Inc.

                                       by



                               /s/William Stocker
                                 William Stocker
                                 Attorney at Law
                                    Custodian

                                        1